Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN REPORTS FOURTH QUARTER AND FULL YEAR

2009 FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

RESEARCH TRIANGLE PARK, NC, March 30, 2010 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the fourth quarter and full year ended December 31, 2009. For the fourth quarter of 2009, the Company reported revenues of $1.4 million and a net loss of $3.3 million. For the full year 2009, the Company reported revenues of $9.6 million and a net loss of $12.8 million. As of December 31, 2009, the Company’s cash and cash equivalents totaled $18.1 million.

“We were pleased recently to announce positive proof-of-concept data in epilepsy for ICA-105665, our novel KCNQ agonist,” noted P. Kay Wagoner, CEO. “We look forward to determining next steps in the clinical development of this compound. We were also pleased to renew our collaboration with Pfizer during the third quarter of 2009 and look forward to continued progress in this program, which focuses on three sodium channel pain targets, including Nav1.7, which both we and Pfizer believe are promising.”

Pipeline Update

ICA-105665 for Epilepsy and Pain: The Company recently reported positive results in its Phase IIa study in patients with photosensitive epilepsy. The photosensitive epilepsy study was a placebo-controlled, single blind study conducted at two clinical research centers in the United States with specialized expertise in the conduct of this study. The photosensitive epilepsy model is considered by experts in the field to be useful in establishing proof-of-concept for the treatment of epilepsy. Many currently marketed anti-epileptics have been shown to be active in similar studies during or after their development.

At the top dose studied (400mg/day), two of four patients demonstrated a positive response to treatment with ICA-105665, as specified by standard pre-defined criteria. At all dose levels tested, ICA-105665 was well tolerated, with no serious adverse events, no dose limiting toxicities, and no dropouts from the study. There were also no clinically significant changes in laboratory values and no effects on any electrocardiogram parameters, including the QT interval. Adverse events related to the central nervous system were mild and consistent with those of other anti-epileptic drugs. In light of the results of this study, the Company plans to consult with the FDA to determine next steps for the development of ICA-105665.

The Company also recently reported the results of its Phase Ib study of ICA-105665 in a model of pain. At the dose studied (200mg bid), ICA-105665 did not reduce the pain elicited in the capsaicin or sunburn models. The compound was well tolerated with no serious adverse events and with similar numbers of adverse events across treatment groups. Pharmacokinetic parameters were consistent with expectations.

Research Programs: During the third quarter of 2009, the Company announced an extension of its collaboration with Pfizer through September 2010. The collaboration continues to focus on the identification of novel compounds targeting specific sodium channels, including Nav1.7, for the treatment of pain. In addition, the Company has ongoing research efforts directed at several other ion channel targets focused on pain and inflammatory disorders.

Corporate Update

As previously reported, the Company has retained J.P. Morgan to provide advice and assistance on a range of possible transactions, including the formation of one or more collaborations or the potential acquisition of the Company. With the proof-of-concept trial in epilepsy for ICA-105665 now complete, the Company plans to discuss the study results with potential counterparties. The Company has not determined whether to pursue any particular strategic alternative and has not provided any guidance with regard to the timing of a potential transaction. The Company does not expect to provide any updates until the process or any strategic transaction has concluded. There can be no assurance that, if any transaction is commenced, it will be completed or as to the value that any such transaction might have for the Company’s stockholders.

As previously reported, on November 12, 2009 the Company received notification from NASDAQ that it was not in compliance with the $1.00 minimum bid price requirement, and was therefore given 180 days, or until May 11, 2010, to regain compliance before being delisted from the NASDAQ Global Market. The Company is considering its options to maintain its NASDAQ listing. There can be no assurance that the Company will be successful in this effort.

Financial Results

Fourth Quarter 2009 Financials

Revenues for the fourth quarter of 2009 totaled $1.4 million, as compared to $3.0 million during the same period in 2008, a decrease of 54%. The decrease in revenues for the fourth quarter of 2009, as compared to the same period in 2008, was primarily due to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for the fourth quarter of 2009 were $4.7 million, as compared with $6.9 million during the same period in 2008, a decrease of 31%. The decrease in operating expenses for the fourth quarter 2009, as compared to the same period in 2008, was primarily due to the implementation of a variety of cost control measures, including reductions in salary and benefits expense, laboratory supplies expense, patent expenses and general corporate expenses; a decrease in expenses related to the development of ICA-105665 for epilepsy and pain due to the timing of the conduct of studies in this program; and a decrease in equity compensation expense.

Net loss for the fourth quarter of 2009 totaled $3.3 million, as compared to a net loss of $3.9 million during the same period in 2008, a decrease of 16%. The decrease in net loss for the fourth quarter of 2009, as compared to the fourth quarter of 2008, was primarily due to decreased operating expenses, partially offset by a decrease in revenues.

Full Year 2009 Financials

Revenues for 2009 totaled $9.6 million, as compared to $12.3 million during the same period in 2008, a decrease of 22%. The decrease in revenues for 2009, as compared to 2008, was primarily due to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for 2009 were $22.4 million, as compared to $27.9 million for 2008, a decrease of 20%. The decrease in operating expenses for 2009, as compared to 2008, was primarily due to a decrease in expenses related to the development of ICA-105665 for epilepsy and pain due to the timing of the conduct of studies in this program; the implementation of a variety of cost control measures, including reductions in patent expenses, expenses related to preclinical research, general corporate expenses, salary and benefit expense and laboratory supplies expense; and a decrease in equity compensation expense. These decreases were partially offset by an increase in expenses related to the development of senicapoc for asthma and a restructuring charge incurred as a result of a limited reduction in the workforce during the year.

Net loss for 2009 totaled $12.8 million, as compared to $14.8 million for 2008, a decrease of 14%. The decrease in net loss for 2009, as compared to 2008, was primarily due to a decrease in operating expenses, as noted above, partially offset by a decrease in revenue and interest income. Cash used in operations for 2009 was $15.4 million, as compared to $18.0 million during 2008. As of December 31, 2009, the Company had $18.1 million of cash and cash equivalents.

Given the Company’s need to raise additional capital, the Company expects that its auditors, Ernst & Young, will issue a “Going Concern” opinion in connection with their annual audit, expressing substantial doubt about the Company’s ability to continue as a going concern. The Company is considering its options with regard to securing additional funding. There can be no assurance that the Company will be successful in this effort.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Tuesday, March 30, 2010
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-659-2032
Dial-in (International):	617-614-2712

Access code:	31373231
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 12:00 p.m. Eastern Time on March 30, 2010 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	65508899

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2009. These risk factors include risks as to the Company’s lack of liquidity and substantial doubt about the Company’s ability to continue as a “going concern;” the Company’s ability to raise additional funding; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Collaborative research and development revenues:
Research and development fees	$1,301	$2,943	$9,342	$11,711
Reimbursed research and development costs	76	67	291	580

Total collaborative research and development revenues	1,377	3,010	9,633	12,291

Operating expenses:
Research and development	3,899	5,423	18,063	22,140
General and administrative	817	1,459	4,290	5,748

Total operating expenses	4,716	6,882	22,353	27,888

Loss from operations	(3,339)	(3,872)	(12,720)	(15,597)
Other (loss) income, net	(22)	(13)	(137)	782

Income tax (refund) expense	(88)	—	(88)	—

Net loss	$(3,273)	$(3,885)	$(12,769)	$(14,815)

Net loss per share - basic and diluted	$(0.07)	$(0.08)	$(0.27)	$(0.32)

Weighted average common shares outstanding - basic and diluted	47,191,687	46,905,029	47,064,761	46,167,902

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$18,149	$34,215
Other current assets	665	582
Property and equipment, net	1,837	2,586
Technology licenses and related costs, net	336	392
Other long-term assets	105	105

Total assets	$21,092	$37,880

Liabilities and stockholders’ equity
Current liabilities	$3,574	$8,368
Deferred revenue, less current portion	—	56
Equipment debt financing, less current portion	478	971
Other non-current liabilities	341	373
Stockholders’ equity	16,699	28,112

Total liabilities and stockholders’ equity	$21,092	$37,880